OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is made and entered into as of December 24, 2009 by and between PA LLC, a Delaware limited liability company (the “Company”) with an address at 1901 South Harbor City Blvd., Suite 300, Melbourne, Florida 32901, and Congoo, LLC, a Delaware limited liability company (“AdBlade”).

RECITALS

WHEREAS, AdBlade has licensed certain technology from the Company and, in accordance therewith, will be marketing such technology to parties (such parties, “Potential Customers”) who may be interested in becoming potential sublicensees to commercially utilize the licensed technology to plan, construct and operate facilities for the growth and harvesting of micro-crops for the production of oil and biomass, and who are capable of planning, constructing, and operating such facilities (such facilities, “Units”); and

WHEREAS, the Company desires to commit to purchase from AdBlade the right to market and directly license its technology to any and all qualified Potential Customers in Egypt, pursuant to the terms and conditions hereof (the “Potential Customer List”).

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Company and AdBlade hereby agree as follows:

1.           Option.    AdBlade shall be entitled, in its sole discretion, to sell to the Company, and the Company shall be obligated to purchase, the Potential Customer List, for a purchase price of two million dollars ($2,000,000) (the “Option”); provided, however, that such Potential Customer List contains no less than three (3) qualified Potential Customers.  The qualification criteria for a Potential Customer shall include the Potential Customer’s capability for licensing the rights to plan, construct, and operate a Unit or Units from the Company (the “Criteria”).  The Option may only be exercised after June 15, 2010, and prior to January 31, 2011, unless otherwise agreed between the parties (the “Option Period”).

2.           Procedure for Exercise.  In the event that AdBlade desires to exercise the Option, it shall deliver written notice of such election to the Company during the Option Period at the Company’s address as listed above, Attn:  David Szostak.  AdBlade shall promptly thereafter (and in no event later than five (5) business days thereafter) deliver the names of the qualified Potential Customers and all information in its possession regarding such Potential Customers and such Potential Customers’ capability for licensing the rights to plan, construct, and operate a Unit or Units from the Company, along with a written report summarizing the activities conducted by AdBlade with respect to any such assigned Potential Customers.  After receipt thereof, the Company shall deliver, or cause to be delivered, two million dollars ($2,000,000) by check or wire transfer of immediately available funds to an account designated in writing by AdBlade.

3.           Continuing Rights and Obligations.  In the event that AdBlade exercises the Option, then AdBlade (i) will provide transition assistance to Company by providing relevant account information regarding the Potential Customers, and (ii) shall not continue to directly market, for its own or any other party’s benefit, the licensed technology to any qualified Potential Customers on the Potential Customer List.

4.           Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until January 31, 2011.

5.           Miscellaneous.         This Agreement shall be governed by and construed in accordance with the laws of the state of New York, USA and the parties irrevocably and unconditionally submit to the jurisdiction of the courts of New York.  Other than as may be expressly set forth herein, this Agreement shall not be construed as creating any rights or obligations other than those expressly set forth herein.  This Agreement (including any attachments hereto), and any other documents executed in connection herewith by authorized representatives of the parties, contain the entire agreement between the parties relating to the subject matter contained herein, and supersede all prior or contemporaneous agreements, written or oral, with respect thereto.  This Agreement may be executed in counterparts, each of which shall be an original, but which counterparts shall together constitute one and the same instrument.  Facsimile or scanned pdf copies of such signature pages shall be deemed originals.  This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties; provided, however, that neither party shall assign any right herein or delegate any duties without the prior written consent of the other party.  Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Agreement.  In the event that any provision of this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, then the court making such determination may reduce the obligations so as to be enforceable according to applicable law and enforce such obligations as reduced.  The remaining provisions of this Agreement shall be enforced according to their terms

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IN WITNESS WHEREOF, the parties hereto have executed this OPTION AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		ADBLADE:

PA LLC		CONGOO, LLC

By:	/s/ Ottmar Dippold	By:	/s/ Ash Nashed
Name:	Ottmar Dippold	Name:	Ash Nashed
Title:		Title: